                                EXHIBIT 9



                       IN THE UNITED STATES DISTRICT COURT
                        FOR THE WESTERN DISTRICT OF TEXAS
                              SAN ANTONIO DIVISION

     KEVIN S. FLANNERY,                        :
     ALAN KAUFMAN,                             :
     ROBERT S. WASHBURN,                       :
     JAMES H. STONE,                           :
     and GEORGE F. BAKER,                      :
     individually and as members of            :
     THE STOCKHOLDERS' COMMITTEE FOR           :
     NEW MANAGEMENT OF TESORO                  :
     PETROLEUM CORPORATION                     :
                                               :
                           Plaintiffs,         :
                                               :
     vs.                                       :
                                               : C.A. No. SA95CA1298
     TESORO PETROLEUM CORPORATION              :
     and BRUCE A. SMITH,                       :
                                               :
                            Defendants,        :
                                               :
     vs.                                       :
                                               :
     WHELAN MANAGEMENT CORP.,                  :
     SEAN KENRICK FLANNERY TRUST,              :
     PAGE FLANNERY,                            :
     DOUGLAS THOMPSON,                         :
     GALE E. GALLOWAY,                         :
     ARDSLEY ADVISORY PARTNERS,                :
     GLORIA KAUFMAN,                           :
     KAUFMAN CHILDREN'S TRUST,                 :
     SUZANNE P. WASHBURN,                      :
     ROBERT S. AND SUZANNE P. WASHBURN         :
     REVOCABLE TRUST,                          :
     ROBERT S. WASHBURN MONEY PURCHASE,        :
     PENSION AND PROFIT SHARING                :
     KEOGH PLAN TRUSTS, and                    :
     JOHN DOES 1-100, persons and              :
     entities the identities of which          :
     are presently not known,                  :
                                               :
          Additional Defendants                :
          on the Counterclaims.                :

                     ANSWER AND COUNTERCLAIMS OF DEFENDANTS
                 TESORO PETROLEUM CORPORATION AND BRUCE A. SMITH
                 ------------------------------------------------


               Defendants Tesoro Petroleum Corporation ("Tesoro") and Bruce
     A. Smith ("Smith"), for their answer to the Amended Complaint, state as follows:
               1. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 1 of the Amended Complaint.
               2. Deny the allegations contained in paragraph 2 of the Amended Complaint.
               3. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 3 of the Amended Complaint, except deny that the slate of directors proposed by plaintiffs is composed of seasoned, qualified directors who have the incentive and experience to make the changes necessary to revitalize Tesoro and enhance its value for its owners.
               4. Deny the allegations contained in paragraph 4 of the Amended Complaint.
               5. Deny the allegations contained in paragraph 5 of the Amended Complaint, except admit that the Amended Complaint purports to seek the relief contained therein.
               6. Deny the allegations contained in the first sentence of paragraph 6 of the Amended Complaint; deny the allegations contained in subparagraph a. of paragraph 6 of the Amended Complaint, except admit, upon information and belief, that Flannery is affiliated with Whelan Management Corporation and is a resident of Connecticut; deny the allegations contained in subparagraph b. of paragraph 6 of the Amended Complaint, except admit, upon information and belief, that Kaufman has been a neurosurgeon and is a resident of Indiana and a beneficial owner of Tesoro stock; deny the allegations contained in subparagraph c. of paragraph 6 of the Amended Complaint, except admit, upon information and belief, that Washburn is a resident of California; deny the allegations contained in subparagraph d. of paragraph 6 of the Amended Complaint, except admit, upon information and belief, that Stone is chairman and chief executive of Stone Energy Corp. and a resident of Louisiana; deny the allegations contained in subparagraph e. of paragraph 6 of the Amended Complaint, except admit, upon information and belief, that Baker is a resident of New York.
               7. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 7 of the Amended Complaint, except deny the second sentence of paragraph 7 and deny that Tesoro's Board and management have been more intent on entrenching their positions and expanding their compensation benefits than on improving stockholder returns.

               8. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 8 of the Amended Complaint, except admit and aver that plaintiffs and other persons and entities have joined together in an effort to oust the current management and Board of Tesoro.
               9. Admit the allegations contained in paragraph 9 of the Amended Complaint.
               10. Admit the allegations contained in paragraph 10 of the Amended Complaint.
               11. Admit the allegations contained in paragraph 11 of the Amended Complaint, except deny the Smith has received substantial financial benefits from Tesoro and refer the Court to the Company's most recent proxy statement for a complete and accurate statement of its contents.
               12. Deny the allegations contained in paragraph 12 of the Amended Complaint, except admit that plaintiffs purport to predicate jurisdiction on the statutes and principles described therein.
               13. Deny the allegations contained in paragraph 13 of the Amended Complaint, except admit that plaintiffs purport to predicate venue on the statutes described therein.
               14. Admit the allegations contained in paragraph 14 of the Amended Complaint.

               15. Deny the allegations contained in paragraph 15 of the Amended Complaint, except admit that the exploration and production business has been a strong financial performer for Tesoro and has been consistently profitable, with exploration and production operating profits of $64 million in 1994, $41 million in 1993, and $29 million in 1992.
               16. Deny the allegations contained in paragraph 16 of the Amended Complaint, except admit that in September, 1995, Tesoro sold a portion of its interest in what is known as the Bob West Field, a natural gas field located in south Texas.
               17. Deny the allegations contained in paragraph 17 of the Amended Complaint.
               18. Deny the allegations contained in paragraph 18 of the Amended Complaint, except admit that Tesoro was involved in certain shareholder litigation which was resolved favorably and admit that Tesoro was involved in litigation with the Republic of Trinidad and Tobago which was subsequently resolved amicably.
               19. Deny the allegations contained in paragraph 19 of the Amended Complaint, except admit that members of the Whelan Group have challenged the incumbent Board in each of the past two years.
               20. Deny the allegations contained in paragraph 20 of the Amended Complaint, except admit that at the 1994 Annual

     Meeting, an alternate slate of directors was nominated from the floor by the Whelan Group, which slate was defeated.
               21. Deny the allegations contained in paragraph 21 of the Amended Complaint, except admit that at the 1995 Annual Meeting, an alternate slate of directors was nominated from the floor by the Whelan Group, which slate was defeated.
               22. Deny the allegations contained in paragraph 22 of the Amended Complaint.
               23. Deny the allegations contained in paragraph 23 of the Amended Complaint, but admit that an article appeared in the San Antonio Express News on September 12, 1995, and refer to that article for its complete contents.
               24. Deny the allegations contained in paragraph 24 of the Amended Complaint.
               25. Deny the allegations contained in paragraph 25 of the Amended Complaint, except admit that Tesoro adopted a Rights Agreement in 1985 and refer to that Agreement, as recently extended, for a complete and accurate statement of its contents.
               26. Deny the allegations contained in paragraph 26 of the Amended Complaint.
               27. Deny the allegations contained in paragraph 27 of the Amended Complaint, except admit that the Company's most recent proxy statement reflects the current compensation for the

     Company's directors and refer to that document for a complete and accurate statement of its contents.
               28. Deny the allegations contained in paragraph 28 of the Amended Complaint.
               29. Deny the allegations contained in paragraph 29 of the Amended Complaint, except admit, upon information and belief, that on or about December 26, 1995 plaintiffs filed materials with the SEC and refer to those materials for a complete and accurate statement of their contents.
               30. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 30 of the Amended Complaint.
               31. Deny the allegations contained in paragraph 31 of the Amended Complaint.
               32. Deny the allegations contained in paragraph 32 of the Amended Complaint.
               33. Deny the allegations contained in paragraph 33 of the Amended Complaint.
               34. Deny the allegations contained in paragraph 34 of the Amended Complaint.
                              FIRST CAUSE OF ACTION
                              ---------------------
               35. Repeat and reallege their responses to paragraphs 1 to 34 of the Amended Complaint as though fully set forth herein.

               36. Deny the allegations contained in paragraph 36 of the Amended Complaint, except admit that on December 15, 1995 the Board extended the Company's Rights Agreement.
               37. Deny the allegations contained in paragraph 37 of the Amended Complaint, except admit that the Company's Rights Agreement contains the language quoted therein, and refer to that document for a complete and accurate statement of its contents.
               38. Note that paragraph 38 of the Amended Complaint sets forth a request for relief as to which no responsive pleading is required.
                             SECOND CAUSE OF ACTION
                             ----------------------
               39. Repeat and reallege their responses to paragraphs 1 to 38 of the Amended Complaint as though fully set forth herein.
               40. Note that paragraph 40 of the Amended Complaint sets forth a legal conclusion as to which no responsive pleading is required.
               41. Deny the allegations contained in paragraph 41 of the Amended Complaint, except admit that Tesoro's certificate of incorporation complies with Delaware law and that its By-laws contain the language quoted therein, and refer to that document for a complete and accurate statement of its contents.

               42. Note that paragraph 42 of the Amended Complaint sets forth a request for relief as to which no responsive pleading is required.
                              THIRD CAUSE OF ACTION
                              ---------------------
               43. Repeat and reallege their responses to paragraphs 1 to 42 of the Amended Complaint as though fully set forth herein.
               44. Note that paragraph 44 of the Amended Complaint sets forth a legal conclusion as to which no responsive pleading is required.
               45. Deny the allegations in paragraph 45 of the Amended Complaint, except admit, upon information and belief that on or about December 26, 1995 the Committee filed what purports to be a Schedule 13D statement.
               46. Deny knowledge or information sufficient to form a belief as to the truth of the allegations contained in paragraph 46 of the Amended Complaint.
               47. Deny the allegations contained in paragraph 47 of the Amended Complaint.
               48. Note that paragraph 48 of the Amended Complaint sets forth a request for relief as to which no responsive pleading is required.

                             FOURTH CAUSE OF ACTION
                             ----------------------
               49. Repeat and reallege their responses to paragraphs 1 to 48 of the Amended Complaint as though fully set forth herein.
               50. Note that paragraph 50 of the Amended Complaint sets forth a legal conclusion as to which no responsive pleading is required.
               51. Deny the allegations contained in paragraph 51 of the Amended Complaint, except admit, upon information and belief; that on or about December 26, 1995 the Committee filed with the SEC what purports to be a preliminary Schedule 14A statement.
               52. Deny the allegations contained in paragraph 52 of the Amended Complaint.
               53. Note that paragraph 53 of the Amended Complaint sets forth a request for relief as to which no responsive pleading is required.
                              FIFTH CAUSE OF ACTION
                              ---------------------
               54. Repeat and reallege their responses to paragraphs 1 to 53 of the Amended Complaint as though fully set forth herein.
               55. Note that the first sentence of paragraph 55 of the Amended Complaint sets forth a legal conclusion as to which no responsive pleading is required. Deny the allegations in the balance of paragraph 55 of the Amended Complaint, except admit that on September 27, 1995 the Tesoro Board of Directors amended its By-laws in certain respects, and refers to those By-laws for a complete and accurate statement of their contents.
               56. Deny the allegations contained in paragraph 56 of the Amended Complaint.
               57. Note that paragraph 57 of the Amended Complaint sets forth a request for relief as to which no responsive pleading is required.
                              AFFIRMATIVE DEFENSES
                              --------------------
                            FIRST AFFIRMATIVE DEFENSE
                            -------------------------
               58. The Amended Complaint, and each and every cause of action therein, fails to state a claim upon which relief can be granted.
               59. The Amended Complaint, and each and every cause of action therein, fails to state a justiciable case or controversy for determination by this Court.
                            THIRD AFFIRMATIVE DEFENSE
                            -------------------------
               60. The Amended Complaint, and each and every cause of action therein, fails to state a claim that is ripe for adjudication at this time.
                           FOURTH AFFIRMATIVE DEFENSE
                           --------------------------
               61. The equitable relief plaintiffs seek is barred by the equitable doctrines of unclean hands and laches.

                   COUNTERCLAIMS OF DEFENDANT TESORO PETROLEUM
                   -------------------------------------------
                                   CORPORATION
                                   -----------
               Defendant Tesoro, upon knowledge with respect to itself, and upon information and belief with respect to all other persons and matters, for its counterclaims, alleges as follows:
                           NATURE OF THE COUNTERCLAIMS
                           ---------------------------
               1. By these counterclaims, Tesoro seeks preliminary and permanent injunctive relief and compensatory and punitive damages against Kevin S. Flannery ("Flannery"), Alan Kaufman ("Kaufman"), Robert S Washburn ("Washburn"), James H. Stone ("Stone") and George F. Baker ("Baker"), both individually and as members of The Stockholders' Committee for New Management of Tesoro Petroleum Corporation ("Stockholders' Committee"), Whelan Management Corporation ("Whelan"), the Sean Kenrick Flannery Trust, Page Flannery, Douglas Thompson ("Thompson"), Gale E. Galloway ("Galloway"), Gloria Kaufman, the Kaufman Children's Trust, Ardsley Advisory Partners ("Ardsley"), Suzanne P. Washburn, the Robert S. and Suzanne P. Washburn Revocable Trust, the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts, and John Does 1-100 (collectively "counterclaim-defendants" or the "Whelan Group") for (a) violations of the federal securities laws in connection with counterclaim-defendants' false and misleading filings pursuant to Sections 13(d) and 14(a) of the Securities and Exchange Act of

     1934 ("1934 Act") and the rules and regulations promulgated thereunder; (b) violations of Section 16(b) of the 1934 Act and the rules and regulations promulgated thereunder; (c) tortious interference with Tesoro's contractual and prospective contractual and business relations; and (d) business disparagement. The substantial violations of the federal securities laws which are detailed below, have exposed and continue to expose Tesoro and its stockholders to the prospect of immediate and irreparable injury. In addition to injunctive relief, Tesoro also seeks compensatory and punitive damages in connection with various tortious conduct undertaken by various of the counterclaim-defendants as detailed below.
               2. As the following discussion shall demonstrate, beginning no later than 1994 Flannery and other persons aligned with Flannery, whose composition has changed from time to time but who at all relevant times has included Flannery, Kaufman, Stone and Washburn, among others (the Whelan Group), secretly embarked on a plan and scheme to seize control of the Board of Directors of Tesoro through a "midnight raid" disguised as a consent solicitation, in violation of the federal securities laws and contrary to the best interests of stockholders. In furtherance of their plan and scheme, members of the Whelan Group have, among other things,

               (a) issued numerous press releases containing false and misleading information regarding Tesoro and omitting material information about the Whelan Group;

               (b) engaged in a series of covert (albeit unsuccessful) campaigns to take control of the Company, for their own personal benefit as opposed to the best interest of stockholders, through the solicitation of proxies in violation of Sections 13(d) and 14(a) of the Securities Exchange Act of 1934 ("1934 Act") and the rules and regulations promulgated thereunder;

               (c) without authorization from or knowledge of the Company, attempted (also unsuccessfully) to solicit interest from third parties in a potential acquisition of or business combination with Tesoro, which would have resulted in the payment to Flannery of a substantial commission or finder's fee;

               (d) caused the Company unnecessarily to expend substantial sums defending against frivolous claims challenging the results of the 1995 election of directors, which challenges were squarely rejected by the inspector of elections and thereafter by the Delaware Chancery Court following a trial in August 1995;

               (e) continued to buy and sell Tesoro securities without filing the requisite Form 3s and 4s with the SEC or accounting to the Company for the short-swing profits derived from such transactions;

               (f) tortiously interfered or attempted to interfere with Tesoro's contractual and prospective contractual and business relations with third parties;

               (g) intentionally and maliciously disparaged and defamed Tesoro through the publication of false and misleading statements regarding the Company's management. Board of Directors, business plans, strategic objectives, and the value and marketability of its assets; and

               (h) announced their intention to seek to unseat the current Board and replace management by means of a consent solicitation in which stockholders are being, or will be, asked to act on the basis of false and misleading statements, or omissions of material fact, regarding the background, plans and intentions of the Whelan Group, as well as the Company's management, Board of Directors, business plans, strategic objectives, and the value and profitability of its assets.

                                   The Parties
                                   -----------
               3. Tesoro is a Delaware corporation with its principal place of business in San Antonio, Texas. It is a natural resource company engaged in petroleum refining and marketing, natural gas exploration and production, and wholesale marketing of fuel and lubricants. Its stock is listed and traded on the New York Stock Exchange and its shares are registered pursuant to Section 12 of the 1934 Act. As of the record date for its 1995 Annual Meeting, Tesoro had 24,538,167 shares of common stock outstanding and entitled to vote.
               4. Upon information and belief, plaintiff and counterclaim-defendant Kevin S. Flannery is a resident of the State of Connecticut. Flannery is president of Whelan and owns 75% of its common stock. He has never been a director of a publicly held company. Flannery has no prior experience working in the oil and gas industry. Indeed, he admitted under oath in July 1995 that "I [Flannery] don't know anything about the E & P business," the very business which Flannery claims is the core of Tesoro's business. According to documents recently filed with the SEC, as of December 26, 1995, Flannery, Whelan and the Sean Kenrick Flannery Trust (the "Flannery Entities") in the aggregate owned beneficially 166,972 shares of Tesoro common stock and options to acquire another 200,000 shares granted to Whelan by counterclaim defendant Ardsley. Flannery claims to share voting control over these
                                            -----
     shares (presumably with others). Flannery has for the past two years been a heavy seller of Tesoro stock. Since February 1994, Flannery has sold more than 110,000 shares of Tesoro common stock; he purchased no shares in his own name in 1995. Whelan has also been a net seller of Tesoro common stock during the same period. According to the preliminary Schedule 14A materials recently filed with the SEC, during 1995 Whelan sold approximately 136,000 more shares of Tesoro common stock than it purchased.
               5. Upon information and belief, plaintiff and counterclaim defendant Alan Kaufman is a resident of the State of Indiana. Kaufman has for many years been a neurosurgeon; he, like Flannery, has never worked in the oil and gas industry. According to documents recently filed with the SEC, as of December 26, 1995, Kaufman and the Kaufman Trust (of which Kaufman is the sole trustee) owned beneficially 581,500 and 20,000 shares, respectively, of Tesoro common stock.
               6. Upon information and belief, plaintiff and counterclaim-defendant Robert S. Washburn is a resident of the State of California. Washburn is a retired investor (who owns no Tesoro stock personally) whose background is in law, real estate development and investment banking; he, like Flannery and Kaufman, has never worked in the oil and gas industry. According to documents recently filed with the SEC, as of December 26, 1995, the Robert S. and Suzanne P. Washburn Revocable Trust (of which Washburn is co-trustee) and the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts (of which Washburn is the sole trustee) owned beneficially 36,545 and 193,791 shares, respectively, of Tesoro common stock. The two Washburn trusts, like the Flannery Entities, have been net sellers of Tesoro stock (in the aggregate amount of 77,700 shares) since April 1, 1994. As noted below, Washburn is a party to an agreement with Whelan dated as of December 14, 1995, pursuant to which Washburn is to receive, under certain circumstances, up to 30% of the net profits realized by Whelan upon the exercise and sale of options to purchase shares of Tesoro stock which were purportedly granted to Whelan by counterclaim-defendant Ardsley on or about November 16, 1995.
               7. Upon information and belief, plaintiff and counterclaim-defendant James H. Stone is a resident of the State of Louisiana. Stone is the Chairman and Chief Executive Officer of Stone Energy Company, a company whose stock performance since 1993 has been lackluster. Upon information and belief, Stone and Kaufman both serve on the Board of Directors of Newpark Resources, Inc., a company whose primary business, upon information and belief is in waste disposal not oil and gas. Upon information and belief, Stone has been a member of at least two (and perhaps three) 13D filing "groups" relating to Tesoro. From August 1988 to and including August 1992, Stone was a member of a 13D filing group (the "Stone Group"), along with Pentane Partners, Jess Partners and James H. Stone Interests, a partnership controlled by Stone, whose stated goal was to acquire control over Tesoro or arrange its sale to a third party. In October 1992, the so-called Manocherian Group (which included Flannery and Kaufman among others) was formed for the stated purpose of obtaining representation on the Board of Directors in order to promote a sale of the Company. One of the individuals nominated by the Manocherian Group for election as a director was Stone. Following the demise of the Manocherian Group in early 1994, Stone became a member of the Whelan Group, whose avowed purpose is essentially the same as that of the Stone and Manocherian Groups. According to documents recently filed with the SEC, as of December 26, 1995, Stone owned beneficially 46,000 shares of Tesoro common stock and held purported options to acquire another 110,000 shares (including an option granted by Whelan to acquire 100,000 shares which had originally been granted by Ardsley to Whelan and which was "in the money" at the time of the grant to Stone).

               8. Upon information and belief, plaintiff and counterclaim-defendant George F. Baker is a resident of the State of New York. Baker's principal occupation is as an investment advisor, having previously worked for a company engaged in the electronics, aerospace and earth science fields. His experience in the oil and gas industry appears to be limited to his service as a director (along with counterclaim-defendant Thompson) of Digicon, Inc., a company allegedly engaged in interpreting geophysical data. According to documents recently filed with the SEC, as of December 26, 1995, Baker owned beneficially 10,000 shares of Tesoro common stock and held a purported option to acquire another 100,000 shares from Whelan (which option had originally been granted by Ardsley to Whelan and which was "in the money" at the time of the grant to Baker).
               9. Upon information and belief, counterclaim- defendant Whelan Management Corp. ("Whelan") is a Delaware corporation with its principal place of business and which can be served with process at 8 Holley Street, Lakeville, Connecticut 06039. Although Whelan is described by plaintiffs as an investment advisory firm, it has no employees other than Flannery and Robert Thomas, Flannery's business partner and personal lawyer, who owns 25 percent of the common stock of Whelan. As of mid-1995, Whelan's largest asset by far was its investment in the common stock of Tesoro, which, upon information and belief, is held in a margin account at Bear Stearns & Co. As noted above, Whelan has been a heavy net seller of Tesoro common stock for most of the past two years. According to documents recently filed with the SEC, as of December 26, 1995, Whelan owned beneficially 140,615 shares of Tesoro commons stock and held a purported option to acquire an additional 200,000 shares granted by Ardsley in November 1995.
               10. Upon information and belief, counterclaim- defendant the Sean Kenrick Flannery Trust (the "Flannery Trust") is a trust for which Flannery serves as investment officer and can be served with process at 8 Holley Street, Lakeville, Connecticut 06039. According to documents recently filed with the SEC, as of December 26, 1995, the Flannery Trust owned beneficially 18,357 shares and options to purchase another 8,000 shares of Tesoro common stock.
               11. Upon information and belief, counterclaim-defendant Page Flannery is the wife of Flannery and can be served with process at 8 Holley Street, Lakeville, Connecticut 06039. According to documents recently filed with the SEC, as of December 26, 1995, Page Flannery owned beneficially 2,500 shares of Tesoro common stock which, although owned by his wife, are effectively controlled by Flannery.
               12. Upon information and belief, counterclaim- defendant Douglas Thompson ("Thompson") is resident of the state of Texas, and can be served with process at 3701 Kirby Drive, Houston, Texas 77098. He, along with Baker, sits on the board of Digicon, Inc. Thompson owns no Tesoro stock.
               13. Upon information and belief, counterclaim- defendant Gale L. Galloway is a resident of the State of Texas, and can be served with process at 400 West 15th Street, Suite 808, Austin, Texas 78701. Galloway owns no Tesoro stock.
               14. Upon information and belief, counterclaim- defendant Ardsley Advisory Partners is a Connecticut partnership engaged in the investment advisory business with its principal place of business in the State of Connecticut, and can be served with process at 646 Steamboat Road, Greenwich, Connecticut. Ardsley, the largest stockholder of the Company, owns in excess of 2,500,000 (or 10.1 percent of the total outstanding) shares of Tesoro common stock. Ardsley has long been a supporter of the Whelan Group's efforts to oust the incumbent Board of Directors, having actively supported and voted in favor of the alternate slate of directors proposed by the Whelan Group at the 1995 Annual Meeting. Ardsley's close link to the Whelan Group was openly acknowledged by Flannery during testimony given in July 1995 in connection with the Whelan Group's efforts to elect a dissident slate of directors at the 1995 Annual Meeting. Flannery testified that his "interest is not to spend any more time in San Antonio than I already have," and that he had no intention of remaining on the Tesoro Board if elected. Rather, he testified that he had had "discussions with Sandy Prater [a partner of Ardsley] about resigning my place on the board and having him take my place." More recently, Ardsley's alliance with the Whelan Group has become more pronounced and tangible. According to documents recently filed with the SEC, on or about November 16, 1995, Ardsley granted to Whelan options to purchase 400,000 shares of Tesoro common stock owned by Ardsley. The terms of these extraordinary option grants leave no doubt as to their true purpose -- to provide financial assistance to the Whelan Group in order to help defray the anticipated costs of a consent solicitation to unseat the incumbent Board. Thus, for a purchase price of $.09 per share (or $36,000 in the aggregate), Ardsley purported to grant Whelan options to purchase for $8.25 per share (or $.625 lower than the closing market price on January 5, 1996) up to 400,000 shares (enough to push the Whelan Group's holdings over the 5% threshold for Schedule 13D filing purposes), which if exercised today would yield in excess of $250,000 in profits. The options are only exercisable, however, until May 16, 1996 (shortly after the anticipated date of the 1996 Annual Meeting). The options are intended to provide plaintiffs with the best of both worlds: in the event the Whelan Group is unsuccessful in its consent solicitation, it will be able to use the profits realized upon the exercise and the subsequent sale of shares to defray the costs of their unsuccessful solicitation. However, if the consent solicitation succeeds, the Whelan Group has stated that it intends to seek reimbursement for such expenses directly from the Company (without stockholder approval unless mandated by law), in which case there will be no need to exercise the Ardsley options to defray plaintiffs' costs. Any profits realized upon exercise and sale in such case would present a windfall to Whelan. In light of Ardsley's enthusiastic financial and other support of the Whelan Group's efforts, as well as the extraordinary terms of the option grant to Whelan, it is obvious that an arrangement or understanding beyond the mere grant of the options themselves exists between Ardsley and the other members of the Whelan Group, and that Ardsley's role extends far beyond the normal role played by a passive institutional investor.
               15. Upon information and belief, Gloria Kaufman is the wife of Alan Kaufman, is a resident of the State of Indiana and can be served with process at 550 Hohman Avenue, Suite 2A, Hammond, Indiana 46320. According to documents recently filed with the SEC, as of December 26, 1995, Gloria Kaufman owned beneficially 10,500 shares of Tesoro common stock, which, although owned by his wife, are effectively controlled by Kaufman.

               16. Upon information and belief, the Kaufman Children's Trust ("Kaufman Trust") is a trust established under Indiana law for the benefit of the Kaufman children and can be served with process at 550 Hohman Avenue, Suite 2A, Hammond, Indiana. According to documents recently filed with the SEC, as of December 26, 1995, the Kaufman Trust, of which Kaufman is the sole trustee, owned beneficially 20,000 shares of Tesoro common stock.
               17. Upon information and belief, counterclaim- defendant Suzanne P. Washburn is the wife of Robert S. Washburn, is a resident of the State of California and can be served with process in care of Whelan Management Group, 8 Holley Street, Lakeville, Connecticut 06039. According to documents recently filed with the SEC, as of December 26, 1995, Suzanne P. Washburn is a co-trustee of the Robert
     S. and Suzanne P. Washburn Revocable Trust and thus shares voting rights with respect to all Tesoro shares held by the Trust.
               18. Upon information and belief, counterclaim-defendant the Robert S. and Suzanne P. Washburn Revocable Trust ("Washburn Revocable Trust") is a trust established under California law for the benefit of Washburn and his wife and can be served with process at its principal address which is in care of Whelan Management Corporation, 8 Holley Street, Lakeville, Connecticut 06039. Washburn and his wife are co-trustees of the

     Washburn Revocable Trust. According to documents recently filed with the SEC, as of December 26, 1995, the Washburn Revocable Trust owned beneficially 39,545 shares of Tesoro common stock.
               19. Upon information and belief, counterclaim-defendant the Robert S. Washburn Money Purchase, Pension and Profit Sharing Keogh Plan Trusts ("Washburn Trusts") are jointly administered pension and retirement trusts established under California law for the benefit of Washburn and his designated beneficiaries, and can be served with process at its principal address which is in care of Whelan Management Corporation, 8 Holley Street, Lakeville, Connecticut 06039. Washburn is the sole trustee of the Washburn Trusts. According to documents recently filed with the SEC, as of December 26, 1995, the Washburn Trusts owned beneficially 193,791 shares of Tesoro common stock
               20. John Does 1-100 are persons or entities, the identities of which are currently unknown, who, at various times from 1994 to the present, have been part of the Whelan Group and have participated in the unlawful plan and scheme to oust the Tesoro Board of Directors and replace them with a slate of directors hand-picked by Flannery and Kaufman. They include, among others, persons who submitted proxies at the 1995 Tesoro Annual Meeting supporting the dissident slate of directors proposed by the Whelan Group, and other individuals or entities who will be added to the caption and joined as counterclaim-defendants as soon as their identities can be ascertained.
               21. Each of the plaintiffs and counterclaim-defendants (other than Thompson and Galloway, who own no Tesoro stock) are members of a 13D filing "group" and should have been reported as such in plaintiffs' recent Schedule 13D filing with the SEC. The failure to include the Sean Kenrick Flannery Trust, Page Flannery, Gloria Kaufman, Suzanne P. Washburn and Ardsley Advisory Partners as members of such group violated Section 13(d) of the 1934 Act and the rules and regulations thereunder.
               22. Each of the plaintiffs and counterclaim-defendants caused and/or participated in each other's violations of the federal securities laws and the common law of Texas all as described more particularly below. As such, they are jointly and severally liable for each other's conduct and the violations of law described herein.
                                  JURISDICTION
                                  ------------
               23. These counterclaims arise under Sections 13(d), 14(a) and 16(b) of the 1934 Act, 15 U.S.C. Section 78m(d), Section 78n(a) and Section 78p(b), and the rules and regulations promulgated thereunder, and the common law of Texas.
               24.  Jurisdiction is conferred on this Court by virtue of
     Section 27 of the 1934 Act, 15 U.S.C. Section 78aa, by the
     provisions of 28 U.S.C. Section 1331, and by the doctrines of pendent, ancillary and supplemental jurisdiction.
               25. The unlawful acts alleged herein were and are being committed by the plaintiffs and counterclaim-defendants by the use of the means and instrumentalities of interstate commerce and the mails.
                                   BACKGROUND
                                   ----------
               26. The current effort by the Whelan Group to seize control over Tesoro by engaging in a midnight raid in the guise of a consent solicitation is only the latest effort undertaken by that group to grab control without engaging in a formal proxy solicitation or offering to pay a control premium for the privilege of running the Company. In fact, since at least 1992 (and earlier in the case of Stone), plaintiffs Flannery, Kaufman, Stone and others have sought to steal control of the Company no fewer than three times. Recently, the Whelan Group announced plans to engage in a consent solicitation for the avowed purpose of (a) replacing the current management and Board of Directors, (b) removing the Company's "poison pill" and certain by-law provisions designed to protect stockholders from an unfair an/or coercive takeover bid from a hostile suitor, and (c) dismantling the Company through a fire sale of the Company's refining and marketing business and/or by a sale of the Company as a whole. The Whelan Group's stated goals, however, are, as demonstrated below, illusory at best, contrary to the best interests of stockholders and reflects the remarkable naivete about the Company's business operations and future prospects.
               27. Plaintiffs' true purpose in proceeding by the highly unusual route of a consent solicitation is, in fact, to seize control of the Company as quickly as possible by deluding stockholders into backing their slate through the issuance of numerous false and misleading statements which pervade plaintiffs' solicitation materials, in the hope that Tesoro will lack the time and ability to refute these misstatements adequately given the speed and secrecy under which the consent solicitation will occur. Thus, plaintiffs' consent solicitation will actually impede stockholder democracy, not foster it, as plaintiffs claim, since stockholders will be deprived of the full and complete disclosure necessary to make an informed decision on critical issues of corporate governance and the future direction of Tesoro.
               28. Under normal circumstances, the Company's 1996 Annual Meeting would be expected to occur in early May and is currently scheduled to take place on May 2, 1996, with proxy materials, including a copy of the Company's 1995 Annual Report containing audited financial statements for the year ended December 31, 1995, being sent to stockholders approximately 30 days prior to the meeting. There is nothing in the Company's By-
     laws that would prohibit or preclude plaintiffs from proceeding with a full-blown proxy solicitation in conjunction with such meeting. All stockholders in such a contest would thus be able to exercise their right of corporate democracy based upon full disclosure of all relevant information concerning the Company and the differing positions of the competing slates. Requiring plaintiffs to make their case at the annual meeting rather than by means of a surreptitious consent solicitation campaign, in which stockholders may be rushed into decisions in reliance on false, misleading or incomplete information, before the Court has had adequate time to consider and rule on the claims asserted herein, will not result in any prejudice to plaintiffs and would be fair to stockholders and the Company, which stand to be irreparably harmed if the consent solicitation is allowed to proceed in the current environment.
                 EARLY EFFORTS TO GAIN CONTROL OF THE TESORO
              BOARD AND FLANNERY'S FIRST SECTION 13(D) VIOLATION
              --------------------------------------------------
               29. Upon information and belief, Stone has been a member of at least two (and perhaps three) 13D filing "groups." As set forth above, from August 1988 to and including August 1992, Stone was a member of the Stone Group, along with Pentane Partners, Jess Partners and James H. Stone Interests, a partnership controlled by Stone, whose stated goal was to acquire control over Tesoro or arrange its sale to a third party. This effort did not, however, succeed.

               30. The next failed effort to gain control of Tesoro occurred in 1992, when Flannery and Kaufman, among others, allied themselves with Fraydan Manocherian (collectively the "Manocherian Group") in an failed effort to force Tesoro to elect two additional Board Members from a group of five designated by the Manocherian Group, which included Flannery, Kaufman, and Stone. Ultimately, this effort was also unsuccessful.
               31. In furtherance of their scheme, the Manocherian Group filed in October 1992 a Schedule 13D under the name "United Partners." Flannery, who at the time owned only 1,700 shares of Tesoro common stock, was nevertheless listed as a member of the group. Flannery remained a member of the Manocherian Group until February 1994, at which time he and Kaufman withdrew and the Manocherian Group disbanded. (It should be noted that the disclose in plaintiffs'
     Schedule 14A regarding the timing and circumstances of Flannery's withdrawal from the Manocherian Group is materially inconsistent with his sworn testimony in July 1995, when he insisted that he had withdrawn from the group no later than January 1993.) Until the time of his formal withdrawal, Flannery as a member of the group remained bound by the requirements of Section 13(d) of the 1934 Act to disclose any purchases or sales of Tesoro stock. Despite this requirement, and despite the fact that, upon information and belief, Flannery purchased and/or sold substantial amounts of Tesoro stock between

     October 1992 and February 1994, Flannery did not cause the United Partners Schedule 13D to be amended to reflect those transactions as required. His failure to do so constituted a violation of Section 13(d) of the 1934 Act.
               32. The demise of the Manocherian Group coincided with the election on February 9, 1994 of Manocherian to the Tesoro Board and his resignation five days later. Manocherian advised the Company that he did not have sufficient time to devote to the duties of Board membership, and he advised the Company that he believed that shareholder interests were well represented by the existing members of the Board of Directors.
                     The Whelan Group's 1994 Failed
                     Attempt to Unseat the Tesoro Board
                     ----------------------------------
               33. Also in February 1994, the Company, with Stockholder approval, consummated a recapitalization and restructuring of its outstanding debt and preferred stock ("Recapitalization"). The Recapitalization, certain aspects of which have been criticized by Flannery and other members of the Whelan Group, provided substantial benefits for the Company and its stockholders. The primary purposes of the Recapitalization were to improve the short-term and long-term liquidity of the Company and increase the Company's equity capital, thereby allowing the Company to pursue its strategy of improving its refining and marketing operations and accelerating the growth of its oil and gas exploration and production activities, with the goal of returning the Company to profitability. In essence, the Recapitalization caused (1) the exchange of Tesoro's outstanding 12 3/4 percent Subordinated Debentures due 2001 for new 13% Exchange Notes due 2000, (2) the reclassification of a class of Tesoro's preferred stock into common stock, and (3) the satisfaction of accrued and unpaid dividends on a different class of Tesoro preferred stock.
               34. The Company held its Annual Meeting of Stockholders on February 9, 1994, at which the stockholders of Tesoro approved the Recapitalization. At the Annual Meeting of Stockholders, which was held in May 1994, plaintiffs Flannery, Washburn and Kaufman voiced their objections to the Recapitalization, stating that they had concluded that the Recapitalization was contrary to the best interests of the stockholders.
               35. As noted above, at some point in early 1994, the Manocherian Group disbanded and Flannery, Kaufman and others formed their own group -- the Whelan Group -- with the same avowed purpose, namely to acquire control over Tesoro's Board of Directors in order to effect a sale or breakup of the Company. The Whelan Group's first unsuccessful effort to seat their designees on the Tesoro Board occurred in 1994. At Tesoro's 1994 Annual Meeting held on May 26, 1994, Flannery nominated, with no advance notice to Tesoro or its stockholders, an alternate slate of directors consisting of himself, Kaufman, Washburn, Baker and R. Michael Still ("Still") (who was hand-picked by Kaufman). The Whelan Group did not succeed in seating any member of this alternate slate, which was defeated by a wide margin.
                      The Whelan Group's 1995 Failed
                      Attempt to Unseat the Tesoro Board
                      ----------------------------------
               36. Early in 1995, the Whelan Group continued its efforts to seize control of Tesoro's Board of Directors.
               37. Specifically, in or before February 1995, Flannery, Kaufman and Washburn agreed to propose an alternate slate of directors for election at the 1995 Annual Meeting. Flannery and Kaufman considered but decided against engaging in a full-blown proxy contest and embarked instead on a different strategy, relying on the element of secrecy and surprise to win this election, since, as conceded by Flannery's partner and personal lawyer, Robert Thomas, during his deposition taken in July 1995, the Whelan Group did not believe they could garner the support of an absolute majority of Tesoro's stockholders.
               38. Consistent with their covert scheme, Flannery set out to solicit votes in March and April 1995 from a small group of institutional stockholders who it was believed were or would likely be sympathetic to his group. Upon information and belief, Kaufman separately set out to solicit votes from a different group of stockholders. Flannery was advised by counsel to limit his solicitation efforts to fewer than ten stockholders to avoid triggering federal proxy requirements; however, when aggregated with Kaufman's contacts, the number of stockholders actually solicited exceeded the minimum number allowed in order to be exempt from complying with the federal proxy rules.
               39. In furtherance of the Whelan Group's secret solicitation efforts, in or about April 1995 Flannery prepared a document on Whelan's letterhead entitled "Specific Goals for New Board of Directors" (the "Whelan Goals Memo"), which was disseminated prior to the Annual Meeting to a small group of institutional stockholders he was soliciting. This document contained numerous false and misleading statements and omissions of material fact, including, without limitation, the following:
          (a) The Whelan Goals Memo falsely asserted that Tesoro's gas reserves were significantly higher than stated in its public filings. The Whelan Group provided no substantiation for this claim either in that document or subsequently. In fact, Tesoro's published reserve levels are evaluated twice each year by Netherland, Sewell & Associates, one of the industry's most respected independent engineering firms. Whelan's counsel, Thomas, admitted under oath that the Whelan Group had no basis for calling into question that firm's independence. At his deposition, Flannery displayed a lack of understanding regarding the reporting of reserve levels and the difference between proved, probable and possible reserves. Whelan, in this press release failed to note that the reserve levels reported by Tesoro were proved reserves only, not probable
                                       ------
               and possible reserves, which Tesoro is precluded from including in its public filings with the SEC.
          (b) One of the stated goals in the Whelan Goals Memo was (and remains) the disposition or sale of Tesoro's refining and marketing assets. Tesoro's management has been engaged in an ongoing effort to evaluate various options in order to enhance the return from these assets, including a possible joint venture, strategic alliance or business combination. Since 1993, Tesoro had held discussions with at least six companies regarding the evaluation of such possible transactions; none of those discussions resulted in a transaction. Tesoro has also considered a possible sale, although that is not achievable in today's market.
          (c) Another stated goal of the Whelan Group was (and remains) the sale or dismantling of Tesoro Petroleum Distributing Company (PEDCO), the Company's diesel fuel and lubricants distribution business. Before this document was ever circulated, the Company began restructuring its PEDCO operations including the closure or sale of its land-based operations which were unprofitable. With regard to the shore-based operations of PEDCO, which lacked critical mass and which were largely unmarketable due to environmental and other concerns, Tesoro's management decided to pursue a different strategy, in order to strengthen the performance and value of the business, by negotiating an acquisition of or joint venture with Coastwide Energy Services, Inc. ("Coastwide"), a primary competitor providing support services to the offshore industries operating in the Gulf of Mexico. That strategy has proven to be a wise choice. In September 1995 the Company announced that it had reached an agreement to acquire Coastwide in a transaction that is expected to vault PEDCO into a leadership role in the shore-based business and generate significant profits in 1996 and ensuing years.
          (d) The memorandum also listed as one of Whelan's "goals" the refinancing or retiring of the Company's public debt, although it provided no specifics on how that goal could be achieved. Even if such a goal were achievable -- a big "if" -- it would not be prudent, in the view of Management, to undertake such an initiative prior to the resolution of the Tennessee Gas litigation and would not result in any short-term savings given the significant cost of any refinancing, additional restrictions that would be required, and the Company's current credit rating which continues to be adversely affected by the Tennessee Gas litigation which does not permit the Company to take advantage of the current favorable interest rate environment. Management believes that a final resolution of the Tennessee Gas litigation, whether by settlement or otherwise, combined with the existing favorable interest rate environment, will create a much more favorable environment for refinancing the Company's outstanding debt in 1996 than was the case last year.
          (e) The Whelan Goals Memo also criticized Tesoro's staffing levels as too high, ignoring the fact that the then-current staffing level was less than half the level that had existed three years earlier and that productivity, as measured by operating income per employee, had increased significantly over the previous two years.
          (f) The Whelan Goals Memo, noticeably short on specifics, further stated that the Whelan Group intended to take steps with regard to Tesoro's Bolivia operations to maximize the full potential of Bolivia. In fact, as Whelan knew or should have known, the Bolivian operation is constrained not by the Company's capabilities, but by a lack of accessible natural gas markets. In spite of the limited market for natural gas, the Bolivian operations have been extremely profitable, and reported operating profit of $9.3 million during 1994 and $6.2 million for the 9 months ended September 30, 1995. The full potential of the Bolivian operations cannot be realized until the pipeline infrastructure in South America is constructed, which will open new natural gas markets for these operations.
               40. In the weeks before the 1995 Annual Meeting the efforts of the Whelan Group to elect their alternate slate intensified. Private meetings were held with various institutional investors, a number of which (including in particular Ardsley) agreed to side with the dissidents. Proxies and powers of attorney running in favor of Flannery and the Kaufmans were sought and obtained -- in all more than 50 proxies and/or powers of attorney were issued in favor of the dissidents. On the night before the Annual Meeting, Flannery hosted a party for the members of his group. At the Annual Meeting, Flannery caused to be distributed a biographical sketch of each member of the dissident slate, which was comprised of Flannery, Baker and Kaufman, as well as John M. O'Mara (whose company, Global Natural Resources, was a failing company), James A. Rooney (a college classmate and close personal friend of Flannery's for 30 years) and Still, hand-picked designees of the Whelan Group. He failed to disclose, however, that one of their hand-picked candidates, Still, had just resigned as Chief Executive Officer, President and Director of Struthers Industries, Inc., a loss-plagued chemical-dye concern, after only one year of service. According to a May 4, 1995 Wall
                                                                 ----
     Street Journal account of Still's resignation, the Struthers' Board
     --------------
     was not satisfied with the level of communication between it and Mr. Still, which apparently was a contributing factor in his decision.
               41. Notwithstanding the behind-the-scenes effort to engineer a secret coup, the Whelan Group was unsuccessful in its efforts to elect any of its designees. After the announcement of the results, Flannery requested the opportunity to review the proxies and ballots voted at the Annual Meeting. He thereafter formally challenged the results, claiming that the inspector of elections should have disregarded the master ballot cast by management reflecting the vote of the vast majority of Tesoro's stockholders.
               42. In a May 15, 1995 press release issued by Flannery, Flannery falsely asserted that "[i]t is inconceivable that the hold-over [incumbent] directors could have received the percentage vote they assert, given the size of our vote, the votes we believe were cast 'against' management this year, and historical Tesoro voting patterns." In point of fact, both the election inspectors and the Delaware Chancery Court confirmed that the incumbent Board was elected by the amounts called into question by Flannery. In addition, the press release falsely impugned the integrity of Chemical Bank as inspector of elections. Finally, the May 15 press release announced that "the entire institutional shareholder group that voted for his [Flannery's] slate will pursue aggressively full realization of shareholder value" and that the group (which included Ardsley as its largest member) would not rule out a "full-blown proxy contest."
               43. On June 1, 1995, Whelan issued a press release entitled "DISSIDENTS APPARENTLY VICTORIOUS IN UNSEATING TESORO PETROLEUM BOARD," falsely proclaiming that the alternate slate of directors nominated by the dissidents at the 1995 Annual Meeting had been elected. This press release went on to falsely accuse employees of Chemical Bank, who had acted as inspectors of election, of having accepted a ballot submitted more than a week after the polls had closed -- an accusation the Delaware Chancery Court found to be without merit. The press release claimed that 11 million of the votes cast in favor of the Board were improperly counted -- another claim the Delaware Chancery Court rejected. In essence, Flannery asked the inspectors to "count the dissidents ballots only and forget about the will of the majority of stockholders." The press release further alleged that the Company had closed the polls quickly and that in the process it had disenfranchised a "number of individual shareholders who were struggling to fill out" their ballot and that Flannery was "prepared to produce affidavits to that effect." However, in the litigation that followed, Flannery failed to produce any affidavit or other proof to substantiate this charge. In short, there was very little, if any, truth contained in the June 1 press release.
               44. In a June 9, 1995 press release, the Whelan Group continued its campaign of deception by falsely stating that Tesoro had "ineptly" failed to cast a ballot at the Annual Meeting, and that an officer of Chemical had "confirmed in front of at least six witnesses, including attorneys for Tesoro and Chemical, that the disputed 11 million share ballot had been submitted a week late." Moreover, Flannery suggested that Chemical Bank had somehow improperly favored Tesoro and that Tesoro had placed pressure on Chemical to do so. Flannery failed to provide any substantiation for these claims, none of which were ever upheld by the Delaware Chancery Court. Whelan repeated many of the same false accusations in a June 23, 1995 press release.
               45. The June 1 and subsequent press releases caused confusion in the marketplace and adversely affected the Company's business, which is precisely what the Whelan Group intended. One of the more significant effects the issuance of the June 1 and later press releases had, upon information and belief, is that they led to a suspension in negotiations that had been under way for over one year to settle the Tennessee Gas litigation, which at the time were at a critical phase. Only days before the issuance of the June 1 press release, Tesoro's Board of Directors had approved a resolution authorizing a settlement within certain defined parameters which were believed by management to be achievable. However, when management attempted to conclude the negotiation with Tennessee Gas, they were told that, due to the uncertainty that appeared to exist as a result of the claimed victory of the dissident group, Tennessee Gas felt it had no choice but to suspend the discussions until the uncertainty was resolved, which did not occur until August 7, 1995, when the Delaware Chancery Court entered judgment after trial dismissing Whelan's suit. By then, however, it was too late, for on August 1, 1995 the Texas Supreme Court issued its long-awaited decision in the Tennessee Gas litigation, which in part was unfavorable to Tesoro. The opportunity to settle on favorable terms, which had previously existed was suddenly no longer available, and Tesoro now faces a potential exposure that could be substantial and that, but for the Whelan Group's meddling, reasonably could have been avoided.
               46. On July 13, 1995 Whelan issued yet another press release which mischaracterized Tesoro's announcement of increased proved reserve volumes in the Bob West Field and inaccurately suggested that Tesoro's announcement was "prodded by the dissidents" and "confirmed" what the dissidents had been saying about Tesoro's gas reserves. In fact, that mid-year reserve report was not prompted by any actions on the part of Flannery, but, rather, was required under the Company's credit agreement. The increase in proved reserves resulted from a number of factors, including field extensions and discoveries that exceeded production; successful application of state severance tax exemptions to certain wells producing in reservoirs designed as tight sands; and revised production-decline rates based upon well performance, all of which were totally unrelated to any pressure from the Whelan Group. The press release went on to state that Flannery believed that Tesoro's then-projected reserve levels for the Bob West Field "still only represent about 60% of Tesoro's true reserves in the field" and that "Tesoro has deliberately understated its reserves in the Bob West Field in order to prevent a hostile takeover of the Company, and thereby preserve management and current board members in their positions." Once again, Flannery had no basis for such belief. Furthermore, the claim that underreporting reserves might act as an entrenching device is, in a word, absurd. In addition, the purported comparison in that release of the 1994 and 1995 present net value of proved reserves was misleading, as it compared the December 1994 after-tax value of $126.8
                                                  -----
     million with the June 1995 pre-tax value of $198 million, thereby
                                ---
     improperly exaggerating the difference between the 1994 and mid-1995 estimates. In fact, the June 1995 after tax net present value of proved reserves was $179 million, not $198 million. Finally, the July 13 release falsely stated that Flannery "was confident that Tesoro would prevail in its litigation with Tennessee Gas," which, if successful, "could add another $150 million in value to the company." If Flannery truly believe this statement, he would not have undertaken, as he did around that time, to meet with Tennessee Gas in secret in an effort to convince Tennessee Gas to settle the litigation
                                     -------------
     by acquiring Tesoro.
               47. Flannery has also falsely disparaged the sale of the C, D & E portions of the Bob West Field, which were sold in September 1995 for $74 million. This was an opportune sale, because drilling the remaining well sites on these units would be riskier and more expensive. Moreover, the sale has allowed Tesoro to significantly approve its capital structure by reducing indebtedness by $34.6 million and will allow the redeployment of capital into other exploration projects that are expected to generate higher returns. At the 1995 Annual Meeting Flannery openly criticized management's decision to sell the C, D & E units; once the terms of the transaction were announced, however, he appeared to change his tune. According to a San Antonio Express News article published on
                           ------------------------
     September 7, 1995, a spokesman for the Whelan Group, Bob Thomas, is reported to have said that the sale announcement was welcome news:
     "This sale vindicates our position because Tesoro is finally doing some of the things we have been urging for the last year and a half." Flannery's Unsuccessful Efforts To Sell All Or Part of
     Tesoro And His Conflict of Interest
     ------------------------------------------------------
               48. Scheming in secret to unseat the incumbent Board of Directors was only part of Flannery's behind-the-scenes effort to cause fundamental change at Tesoro contrary to the best interests of stockholders. During deposition testimony given by Flannery during his legal challenge to the 1995 election of directors, Flannery admitted that he had, without the knowledge or approval of Tesoro, solicited numerous entities regarding a possible business combination or purchase of Tesoro. The entities Flannery solicited included, for example, Coastal Corporation and Tennessee Gas Pipeline Company ("Tennessee Gas"), companies which, because of their involvement in the Bob West

     Field, were viewed by Flannery as likely suitors. Flannery testified that he had approached "[e]verybody that I could think of," including "just about everybody in the industry that would have an interest in natural gas production" and that he had "zero success," in attracting any interest.
               49. Flannery also testified that it was his expectation that he would be paid a sizeable fee in the event he was able to broker a sale of Tesoro, equal to 3% of the first $50 million, 2% of the next $50 million and 1% of any proceeds above $100 million; he claimed, however that he never disclosed such efforts or his expectation of a fee to other members of his hand-picked slate. Upon information and belief, it is still Flannery's undisclosed goal to realize such a fee, which, in part, explains why Flannery is not himself currently a candidate for the Tesoro Board.
               50. As noted above, Flannery's unauthorized solicitation of Tennessee Gas came amidst negotiations between Tesoro and Tennessee Gas to settle major litigation. By late May 1995, management had negotiated a preliminary understanding with Tennessee Gas to settle the litigation on terms which could have added up to substantial value to the Company, and the parties were in the process of drafting a formal settlement agreement. The Tesoro Board had been advised of the terms of the settlement, and had adopted a resolution authorizing management to accept a settlement in accordance with the negotiated terms.
               51. At the same time Tesoro was negotiating to settle that litigation, however, Flannery was undertaking his own secret efforts to achieve a resolution of the Tennessee Gas litigation on terms agreeable to Flannery. In addition to placing numerous telephone calls, on at least two occasions he secretly met with Tennessee Gas representatives in an effort to persuade them to acquire Tesoro. This would have ended the litigation and resulted in a substantial fee for Flannery. Publicly, however, Flannery was singing a different tune.
     As noted above, in a July 13, 1995 press release, Flannery said that he was "confident that Tesoro would prevail" in its litigation against Tennessee Gas, and he placed a value on the outcome if successful which was substantially less than Tesoro privately expected to achieve
                             ----
     in a settlement. Upon information and belief, as a direct consequence of Flannery's tortious conduct, including in particular the issuance of false and misleading press releases proclaiming that the dissident group had prevailed at the 1995 Board elections, Tennessee Gas suspended settlement negotiations with Tesoro, thus closing the window of opportunity that existed. The resulting damage to Tesoro was substantial.

     The Current Scheme To Install A New Board
     -----------------------------------------
               52. Upon information and belief, following their defeat at the 1995 Annual Meeting and in the Delaware Chancery Court, Flannery, Kaufman, Washburn, Stone and other members of the Whelan Group continued to plan and scheme in secret to acquire control of the Board of Directors, this time by means of a consent solicitation first announced on December 26, 1995. In the course of their secret planning, it was decided that Flannery, who has a reputation for being hot-tempered and whose candidacy could have had a negative impact on the outcome of the solicitation (not to mention his desire to be paid a commission upon the sale of the Company), should not be included as one of the director nominees, and that certain other members of the slate proposed at the 1995 annual meeting should be replaced. The five member slate now being proposed includes Kaufman, 68, a neurosurgeon with little or no relevant background or experience in the oil and gas industry; Stone, 70, the Chairman and Chief Executive Officer of Stone Energy Company, a company that once sought to acquire control over Tesoro, whose stock performance has been lackluster over the past several years; Baker, 56, and Thompson, 46 (who owns no Tesoro stock), whose combined experience in oil and gas, according to the preliminary proxy materials filed with the SEC, appears to be limited to their service as directors of Digicon, Inc., a company allegedly engaged in interpreting geophysical data; and Galloway, 65, an independent oil and gas producer who owns no Tesoro stock and has no prior relationship with the Company.
               53. These individuals have no basis for believing that they will be more successful in developing and implementing a strategic business plan for the Company than the current management and Board of Directors. Significantly, the Whelan Group concedes that it has no specific plans for maximizing stockholder value, and needs time (after reimbursing themselves out of the corporate treasury for their expenses in waging the current consent solicitation) to conduct "a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies and personnel" in order to develop "alternative strategies to enhance stockholder value." What it "expects" is that the new Board will develop a plan "for the prompt disposition of the Company's refining business." The Whelan Group fails to disclose how the new Board plans to go about "disposing" of the Company's refining business "promptly." As discussed further below, this is an empty promise which the Whelan Group knows, or in the exercise of reasonable care should know, it cannot keep.
               54. This latest effort by the Whelan Group to oust the Tesoro Board and install a Board composed of its members and nominees coincides with Tesoro's efforts at consummating its acquisition of Coastwide. A signed agreement between Coastwide and Tesoro is in place. Furthermore, the parties have received Hart-Scott-Rodino clearance from the Antitrust Division of the Department of Justice.
               55. Tesoro's acquisition of Coastwide is consistent with the industry trend of consolidation and is in the best interest of shareholders. Tesoro believes that the acquisition will create a service and distribution business of sufficient size to be able to achieve significant cost savings and synergies between Coastwide's shore-based service business and Tesoro's fuel and lubricant distribution business, which Tesoro anticipates will improve profitability, while concentrating the focus of the business on the offshore drilling and production operations. Tesoro will further benefit from the fact that Coastwide is a leading supplier of shore-based services, as well as fuel and lubricants, to the offshore industry in the U.S. Gulf of Mexico. Tesoro believes that, in addition to realizing cost savings and improved profitability from combining parts of Tesoro with Coastwide, the combined operations will be well positioned and will have the financial resources to take advantage of any increase in the market for such fuel and lubricants distribution and energy services over the next few years and to expand their operations into market areas beyond their existing operations. Tesoro projects annual operating profits of between $5 million and $6 million for PEDCO in 1996 as a result of the Coastwide acquisition. The Coastwide acquisition will thus benefit stockholders by taking an unprofitable operation of Tesoro and transforming it overnight into a profitable business.
               56. Plaintiffs have falsely criticized the Coastwide transaction on the purported grounds that it will be dilutive to the Company's existing stockholders. In point of fact, as was stated to stockholders in press releases issued by the Company on September 14 and November 21, 1995, the Coastwide transaction is expected to be anti-dilutive to existing stockholders, i.e., it is expected that
                                             - -
     earnings per share will be positively rather than negatively affected by the acquisition. In addition, the Whelan Group has indicated in its
     Schedule 14A statement that it will proceed with the disposition of assets unrelated to Tesoro's core E & P business, which would include the assets acquired through the Coastwide transaction. The timing of the Whelan Group's actions and the nature of their plans and specific criticism of the Coastwide transaction, taken together, strongly suggest an intent on the part of the Whelan Group to disrupt and interfere with Tesoro's ability to consummate this transaction.

     The Whelan Group's False and
     Misleading Schedules 13D and 14A
     --------------------------------
               57. Pursuant to the Whelan Group's scheme, on or about December 26, 1995, the Whelan Stockholders' Committee filed with the SEC a Schedule 13D statement, purportedly pursuant to Section 13(d) of the 1934 Act, and subsequently, the Stockholders' Committee filed
     Schedule 13D/A (Amendment No. 1)(collectively "Schedule 13D").
               58. Also in furtherance of this plan, on or about December 26, 1995, the Stockholders' Committee filed, purported pursuant to
     Section 14(a) of the 1934 Act and the rules and regulations thereunder, a preliminary Schedule 14A Consent Statement for the purpose of soliciting consents from Tesoro's stockholders with respect to, inter alia, the replacement of the current Tesoro Board with hand
         ----- ----
     -picked cronies of Flannery.
               59. As discussed further below, those Schedule 13D and 14A statements contain numerous false and misleading statements, and omit to state material facts necessary to make the statements made in light of the circumstances in which they were made not misleading. Accordingly, they violate Sections 13(d) and 14(a) of the 1934 Act, and the rules and regulations promulgated thereunder.

     Irreparable Injury to Tesoro and Its Stockholders
     -------------------------------------------------
               60. Tesoro, its stockholders and the investing public are being irreparably harmed by the Whelan Group's unlawful scheme and conduct as follows:
                    (a) Tesoro's stockholders are being asked to make investment decisions concerning their Tesoro Stock without the benefit of material information that the Whelan Group is required by law to provide;
                    (b) The Whelan Group's unlawful conduct has resulted or is likely to result in confusion and misunderstanding on the part of Tesoro's stockholders and the general investing public as to the true intentions of the Whelan Group with regard to Tesoro; and
                    (c) The widespread confusion and uncertainty created by the Whelan Group's false and misleading statements and omissions are causing, and will continue to cause, serious dislocations in the market for Tesoro stock and the operation of Tesoro's business.
               61. On the other hand, plaintiffs, if enjoined from conducting their extraordinary and illegal consent solicitation, will not be harmed, as they will have a full and complete opportunity to present their views to stockholders and seek the corporate change they recommend in connection with Tesoro's 1996 Annual Meeting.

                               FIRST COUNTERCLAIM
                               ------------------
                  (Violation of Section 13(d) of the 1934 Act)
                    (Against all plaintiffs and counterclaim-
                     ----------------------------------------
                  defendants other than Thompson and Galloway)
                  -------------------------------------------
               62. Tesoro repeats and reallege each and every allegation contained in paragraphs 1 through 60 inclusive as if fully set forth herein.
               63. Section 13(d)(1) of the 1934 Act provides in pertinent part that:
               Any person who, after acquiring directly or indirectly
               the beneficial ownership of any equity security of a
               class which is registered pursuant to section 12 of
               this title... is directly or indirectly the beneficial owner of more than 5 per centrum of such class shall, within ten days after such acquisition, send to the issuer of the security. . . a statement containing such
               of the following information, and such additional information, as the Commission may by rules and regulations prescribe as necessary or appropriate in
               the public interest or for the protection of investors
               -

                    (A) the background, and identity, residence, and citizenship of, and the nature of such beneficial ownership by, such person and all other persons by whom or on whose behalf the purchases have been or are to be effected;

                                      * * *
                    (C) if the purpose of the purchases or prospective purchases is to acquire control of the business of the issuer of the securities, any plans or proposals which such persons may have to liquidate such issuer, to sell its assets to or merge it with any other persons, or to make any other major change in its business or corporate structure;

                                      * * *

                    (E) information as to any contracts, arrangements, or understandings with any person with respect to any securities of the issuer, including but not limited to . . . the giving or withholding of proxies, naming the persons with whom such contracts, arrangements, or understandings have been entered into, and giving the details thereof.

                    64. The SEC, pursuant to the grant of rulemaking power provided in Section 13(d)(1) of the 1934 Act, has promulgated Regulation 13D and Rule 13d-1 which requires any person or group subject to Section 13(d)(1) to send to the issuer, and file with the Commission and each exchange where the security is traded, the information required by Schedule 13D, within 10 days after the acquisition by such person or group of beneficial ownership of more than 5 per cent of any class of equity securities outstanding. Rule 13d-3(a) further provides that a beneficial owner of a security includes any person who directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power (i.e., whether by means of a proxy, power of attorney or other arrangement or device). Rule 13d-5(b)(1) goes on to provide that a 13D "group" exists whenever two or more persons agree to act together for the purpose of acquiring, holding, voting or disposing of
                                                     ------
     equity securities of an issuer.
               65. Upon information and belief, a "group" within the meaning of Section 13(d) and Rule 13d-5, led by Flannery, Kaufman, Washburn and Stone has existed since no later than 1994, and perhaps sooner. In addition to Flannery and Kaufman, the "group" has included at various times persons or entities who provided proxies and/or powers of attorney to Flannery or Kaufman in connection with the 1995 annual meeting of Tesoro and/or in connection with the present consent solicitation. At the very latest, a Section 13(d) group existed as of November 16, 1995, the date of the understanding, arrangement or agreement reached between members of the Whelan Group and Ardsley.
               66. Notwithstanding the existence of a 13D "group," no steps have been or were taken by Flannery, Kaufman or any other member of the Whelan Group, prior to the filing of a Schedule 13D on or about December 26, 1995, to comply with the requirements of Section 13(d) and the rules and regulations thereunder. On the contrary, as described above, the Whelan Group consciously set out to avoid complying with such requirements for as long as possible by conducting a secret solicitation of a select group of stockholders with whom an understanding, upon information and belief, was reached regarding the voting of their shares. Thus, for example, by the time they arrived at the 1995 annual meeting. Flannery, Kaufman and other members of the Whelan Group had obtained more than 50 proxies and or powers of attorney from various beneficial owners of Tesoro common stock which in the aggregate represented approximately 7.6 million shares, or approximately 31 per cent of the total outstanding. Each of these beneficial owners, upon information and belief, had been provided in advance of the meeting a copy of the Whelan Goals

     Memo, which set out the common goals, plans and objectives of the Whelan Group which formed the basis of the understanding reached with respect to their vote. This document, however, was never provided by any member of the Whelan Group to the Company or filed with the SEC or any exchange, as required by applicable law. Nor was it made available to the vast majority of stockholders (whose interests the Whelan Group now claims to be protecting). Accordingly, the failure to file a
     Schedule 13D statement until December 26, 1995 represents a violation of Section 13(d).
               67. Upon information and belief, prior to November 16, 1995 Ardsley - as an investment company or advisor and as holder of more than five percent of Tesoro's outstanding stock which acquired such stock in the ordinary course of business, and not with the purpose or with the effect of changing or influencing the control of the issuer - has pursuant to Rule 13d-1(b)(1) filed Schedule 13G statements in lieu of filing Schedule 13D statements. However, upon becoming a member of the Whelan Group, whose avowed purpose is to influence control of Tesoro, Ardsley could no longer file Schedule 13G - which requires far less disclosure than Schedule 13D. Upon information and belief, Ardsley has failed to file a Schedule 13D in connection with its ownership of Tesoro stock, and, thus, is in violation of Schedule 13(d) of the 1934 Act.

               68. In addition to being untimely, upon information and belief, the recently filed Schedule 13D Statement does not, as required under Section 13(d), identify all members of the group and thus violates Section 13(d). Specifically, the Schedule 13D should have disclosed that the Sean Kenrick Flannery Trust, Page Flannery, Gloria Kaufman, Suzanne P. Washburn and Ardsley Advisory Partners are members of the "group." With regard to Ardsley, the Schedule 13D statement indicates that Whelan acquired options to purchase 400,000 shares from Ardsley at the cost of $.09 per share, with an option price of $8.25. Such monetary consideration, in and of itself, is clearly inadequate consideration for the grant of such an option. Accordingly, on information and belief, additional undertakings by and between Whelan and Ardsley have been exchanged, although not disclosed. On information and belief, Ardsley has agreed, among other things, to execute a written consent in favor of the Whelan Group. Ardsley had previously supported Whelan's efforts to unseat the incumbent directors by agreeing to vote for the Whelan slate at the 1995 annual meeting, and Flannery had discussed with Sandy Prater of Ardsley the possibility of his taking Flannery's place on the Tesoro Board.
               69. Furthermore, the Schedule 13D statement filed by the Stockholders' Committee on December 26, 1995 is false and misleading, and omits to state material facts necessary to make the statements made, in light of the circumstances in which they were made, not misleading in that, inter alia, it
                                   ----------
                    (a)  falsely and misleadingly disparages the
     stewardship of Tesoro's management and Board of Directors despite counterclaim-defendants' admission in the Schedule 13D statement that they themselves lack sufficient information to make a decision as to the future direction of Tesoro. (See Schedule 13D Statement, p. 14.
                                      ---
     ("If elected, the Committee Nominees intend to conduct a detailed review of the Company and its assets, corporate structure, dividend policy, capitalization, operations, properties, policies and personnel.")). In light of their admitted lack of experience, knowledge and information regarding Tesoro's business, any criticism of Tesoro's Board and its decisions is clearly improper and intended to mislead Tesoro's stockholders;
                    (b) falsely states that "the Committee expects that the Committee Nominees, once elected, will adopt a strategic plan to enhance the value of the company which will include as a principal element the prompt disposition of the Company's refinery business...."
                 -----------------------------------------------------
      (Schedule 13D Statement, p. 14, emphasis added). As the Whelan Group members well know, or through the exercise of reasonable care should know, this statement is false and misleading as it represents a promise on which the Whelan Group simply cannot deliver. Market conditions on the West Coast are such that the refinery cannot "promptly" be sold; numerous other refineries are known to be on the market at this time for which there are no buyers. Nor is it likely at the present time that the refinery could be sold at a commercially reasonable price, let alone anywhere near the price fantasized by the Whelan Group. It is unlikely that a sale of the refinery would cover the approximately $90 million in debt associated with the refinery, let alone cover the additional environmental costs or leave excess funds available for refinancing or repayment of other debt;
                    (c) states that the Committee Nominees will consider, among other things, the sale of the entire Company (Schedule 13D Statement, p. 14), yet falls to disclose, in light of those statements, the fact that Flannery has already unsuccessfully attempted to solicit everyone he could think of who would be a logical candidate to acquire the Company, including other companies involved in the Bob West Field and has achieved "zero success" in attracting any bids;
                    (d) fails to disclose the conflict of interest presented by Flannery's participation as a member of the Stockholders' Committee soliciting consents for his designated board which may sell all or part of Tesoro, and his prior testimony in which Flannery stated that he expects to receive a substantial commission or finders fee in the event he can arrange such a sale, which, upon information and belief, is still Flannery's goal;
                    (e) fails to disclose the full extent of any agreements or understandings between the Committee and Ardsley;
                    (f) states that during the last five years, no Reporting Person has been found to have violated any provision of the securities law, but fails to disclose the fact that Flannery, although not formally charged with violating the federal securities laws, violated Section 13(d) of the 1934 Act when he failed to amend the
     Schedule 13D statement filed by the United Partners in 1992 to reflect his sales and purchases of Tesoro stock while he was formally a member of that group; and
                    (g) fails to disclose that, upon information and belief, one of the true purposes of the formation of the Stockholders' Committee and consent solicitation is to block the transaction between Tesoro and Coastwide, which is the subject of a signed merger agreement and which has recently received federal antitrust clearance. The Stockholders' Committee has publicly stated its opposition to this transaction, although such disclosure is not made in the Schedule 13D Statement.
               70. The above-stated misrepresentations and omissions are material to any evaluation by Tesoro stockholders and members of the investing public with respect to their investment decisions concerning the retention, sale or purchase of Tesoro stock, and with regard to the anticipated consent solicitation by the Whelan Group.
               71. By reason of the foregoing, counterclaim-defendants have violated and are continuing to violate Section 13(d) of the 1934 Act and the rules and regulations promulgated thereunder.
               72.  Tesoro has no adequate remedy at law.
                               SECOND COUNTERCLAIM
                               -------------------
                  (Violation of Section 14(a) of the 1934 Act)
              (Against all plaintiffs and counterclaim defendants)
               73. Tesoro repeats and realleges each and every allegation contained in paragraphs 1 through 72 inclusive as if fully set forth herein.
               74. The SEC, pursuant to the grant of rulemaking power provided in Section 14(a) of the 1934 Act, has promulgated Regulation 14A and Rules 14a-2 and 14a-3, which require any person or entity which seeks to solicit ten or more members of any security of a Company to concurrently furnish to all holders of such security a publicly flied preliminary or definitive written proxy statement containing the information specified in Schedule 14A (Rule 240.14a-
     101). Rule l4a-3(a) provides that
               [N]o solicitation subject to this regulation shall be made unless each person solicited is concurrently furnished or has previously been furnished with a publicly filed preliminary or definitive written proxy statement containing the information specified in Schedule 14A (Rule 14a-101) or with a preliminary or definitive written proxy statement included in a registration statement filed under the Securities Act of 1933 on Form S-4 or F-4 or Form N-14 and containing the information specified in such Form.

          Under Rule 14a-2(a), the requirement that a Schedule 14A be furnished to security holders is made applicable to "every solicitation of a proxy with respect to securities registered pursuant to Section 12 of the [1934] Act (15 U.S.C. Section 781)" unless the solicitation falls into an exempt category, including, inter alia, "[a]ny solicitation made otherwise than on behalf of
          ----------
          the registrant where the total number of persons solicited is not more than ten." Rule 14a-2(b)((2). Since the Whelan group purports to solicit consent of all Tesoro's Stockholders, this exemption does not apply to the current solicitation (nor did it apply to the 1995 secret solicitation made in connection with Tesoro's Annual Meeting).
               75. The information required to be disclosed in Schedule 14A includes, inter alia, the following:
                        ----- ----
          information regarding date, time and place of action, including, if action is to be taken by written consent, the date by which consents are to be submitted if state law requires that such a date be specified or if the person soliciting intends to set a date and the approximate date on which the proxy statement is first sent or given to security holders;

          information regarding revocability of proxies (or consents), including whether or not the person giving the proxy has the power to revoke;

          information regarding the persons making the solicitation, including any participants in the solicitation (which includes any committee or group or person who finances or joins with another to finance the solicitation); if the solicitation is to be made by specially engaged employees or paid solicitors, the material features of any contract or arrangements with such participants, including the cost thereof; the names of the persons by whom the cost of solicitation has been or will be borne;

          information regarding the interest of certain persons in the matters to be acted upon, including any substantial interest, direct or indirect, by security holdings or otherwise, of each participant in any matter to be acted upon, including the name and business address of the participant;

          information regarding the voting securities of the company, including the number of outstanding shares and number of votes of each class of security; the record date, if any, of the solicitation or the criteria for determining security holders entitled to give consent;


          information regarding the nominees for election as directors;

          information regarding the acquisition or disposition of property;

          information regarding matters not required to be submitted to a vote of security holders, including the nature of such the matter and the reasons for submitting it to a vote;

          information regarding any action to be taken on any matter not specifically referred to in Schedule 14A, including the substance of each such matter; and

          information regarding voting procedures, including the votes required for election and the method by which votes will be counted

               76. Under Regulation 14 and Rule 240.14a-9, the Schedule 14A may not contain "any statement which, at the time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or which omits to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in an earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading."
               77.  Upon information and belief, the Whelan Group violated
     Section 14(a) and the rules and regulations promulgated thereunder in connection with their 1995 solicitation efforts because of their failure to file a Schedule 14A statement in connection with these efforts.
               78. Upon information and belief, the preliminary Schedule 14A filed by the Stockholders' Committee on December 26, 1995 is false and misleading in numerous respects, and omits to state material facts necessary to make the statements made in light of the circumstances in which they were made not misleading, in that, inter alia, it:
                                                   ----- ----
                    (a) falsely and misleadingly states that "The Committee has not had discussions with potential acquirors of the Refining Business, any of the Company's other assets or the Company as a whole" (Schedule 14A Statement, p. 14), when, in fact, as Flannery has himself admitted under oath, Flannery has personally contacted virtually every company in the oil and gas industry he views as a potential acquiror regarding a possible transaction involving Tesoro and has had "zero success" in eliciting any interest;
                    (b) fails to disclose the conflict of interest created by Flannery's expectation regarding payment of a substantial commission or fee in the event he can arrange a sale of Tesoro;
                    (c) falsely and misleadingly states that the five individuals the Whelan Group proposes to elect to the Tesoro Board are "independent," when, in fact, they are surrogates of Flannery with close business and/or personal links to Flannery, Kaufman and Stone as well as to each other and thus cannot be expected to exercise "independent" business judgment free from the influence of Flannery and each other;
                    (d) falsely and misleadingly states that the Whelan Group's designees will be able to refinance Tesoro's outstanding debt on a basis that would be economically attractive; this statement fails to disclose the material fact that Tesoro has taken steps to reduce debt service by redeeming $34.6 million of 12-3/4% Subordinated Debentures effected December 1, 1995, thus satisfying the balance of Tesoro's sinking fund requirements. Tesoro management has considered other possible restructuring scenarios, but believes, as it has advised the public in its March 31, 1995 First Quarter report, that it would not be prudent to undertake refinancing prior to resolution of the Tennessee Gas litigation, since it would not result in any short-term savings given the significant cost of any refinancing, additional restrictions that would be required and the Company's credit rating, which continues to be adversely affected by the Tennessee Gas litigation. It further fails to disclose how the Whelan Group proposes to effect such refinancing or on what terms. Although the Whelan Group states that a divestiture of the refining business, if it took the form of a sale, would produce proceeds that "could be used to reduce the Company's high-cost debt," this statement lacks any credible basis. As discussed above, a "fire sale" of Tesoro's refinery business, which is what the Whelan Group says it expects to attempt, would at current market prices actually destroy shareholder value, by wiping out
                                 -------
          any value gained by strategic improvements in refinery operations -- improvements that will become readily apparent to all (including potential buyers) when the Company's initiatives are fully implemented and industry conditions improve. The Whelan Group also fails to disclose that opportunities exist in today's depressed industry environment, such as by consolidating the Company's refining and marketing assets with other existing operations, thereby creating operating synergies and enhancing the attractiveness of that segment of the Company's business to (and the price that could be realized from) a prospective purchaser. As far as paying down high-cost debt with sales proceeds is concerned, what the Whelan Group fails to disclose is that, as discussed above, the proceeds from a sale in today's market, net of environmental costs and other liabilities related to the refinery, would be virtually non-existent, and that Tesoro's current credit agreement would, in all likelihood, preclude such a sale;
                    (e) falsely and misleadingly criticizes Tesoro's management and Board of Directors for lacking any strategic direction, while admitting that Whelan nominees (1) are less knowledgeable about the Company than the present managers and (2) lack sufficient information at this time to make a decision as to the future direction of the Company;
                    (f) falsely states that "[d]irectors and officers may be profiting from the Company, but we believe that stockholders certainly are not," thus implying that the Company's financial results have failed to improve under the present management and Board. In point of fact, since 1992, when essentially the current board installed new management, Tesoro's stock price has increased approximately 300% from $3/share at year-end 1992, operating profits have soared from $10 million in 1992 to in excess of $100 million this year, the best showing since 1982; debt-to-capitalization is projected to be less than 45 percent at the end of 1995, down from 84 percent in 1992; total debt (including redeemable preferred stock) has been cut from $273 million to $164 million from 1992 to 1995.
                    (g) falsely states that the infusion of $32 million of capital expenditures in the refining business during 1994 appears to have had "little positive impact since the operating loss for the first nine months of 1995 exceeded the loss for all of 1994 (excluding non-recurring items)," when in point of fact Flannery and other members of the Whelan Group know, or in the exercise of reasonable care should know, that the refinery's vacuum unit -- which went on line in December 1994 and represented the vast majority of the capital expenditures made ($25 million) -- has had a very positive impact on the refining business, as was
                     --------
          explained at the 1995 Annual Meeting and in subsequent stockholder reports (by providing a benefit of about $4 million per quarter), and that the lack of improvement in the Company's
          --- -------
          performance for the first six months of 1995 was attributable to some of the worst industry-wide conditions affecting the downstream operations in the past decade. During the second half of the year, conditions began to improve and margins trended upwards, to the point where refining and marketing operations generated positive free cash flow. The Company expects that its recent initiatives will generate solid operating profits in 1996 and in the future.
                    (h) falsely states that the Company's recent by-law amendments, which require notice to the Company in connection with any consent solicitation so that the Company can set the record date for determining the validity of consents, were adopted for entrenchment purposes in order to make a consent solicitation more difficult and expensive; in fact, the by-law amendments, which have been adopted by many Delaware corporations and have repeatedly been upheld by the Delaware courts, are purely ministerial in nature, were not adopted for entrenchment purposes and do not "seriously impair" the ability of stockholders to engage in a consent solicitation;
                    (i) falsely states that the recent action extending the Company's Rights Agreement (or "Poison Pill" as referred to by plaintiffs) was taken for entrenchment purposes; in fact, stockholder rights plans similar to the one adopted by the Company have long been recognized as serving a valuable corporate purpose in deterring inadequate coercive takeover bids by hostile acquirors (and thus serves to enhance the economic welfare of stockholders); the

          Company's plan does not act as a deterrent to a proxy contest or consent solicitation and thus has no impact on the Whelan Group's current or any future proxy solicitation effort;
                    (j) falsely states that one of the credit agreements with the Company's banks makes a "change of control" an event of default, with "change of control" including an election of directors; no such trigger with respect to an election of directors exists in any of the Company's credit agreements;
                    (k) falsely states that the market price of the Company's Common Stock has "been declining since the election loss by the dissidents at the 1995 Annual Meeting, reaching a low for the year of $7 3/8 on October 5, 1995;" in fact, the stock price has not reflected a steady decline, as the Schedule 14A implies, and has shown strength since October 5, rising to $9 per share the week prior to the dissidents' Schedule 13D and 14A filings; and
                    (l) falsely states that "no agreement or understanding was reached" among Flannery, Kaufman, Stone, Washburn and Baker until December 14, 1995, when in fact, upon information and belief, the members of the Whelan Group have had an interest and agreement since 1994, and perhaps sooner, to attempt to effect a change in the control of the Tesoro Board of Directors.
               79. The above-stated misrepresentations and omissions are material to any evaluation by Tesoro stockholders and members of the investing public with respect to their investment decisions concerning the retention, sale or purchase of Tesoro stock, and with regard to the consent solicitation being made by the Whelan Group.
               80. By reason of the foregoing, counterclaim-defendants have violated and are continuing to violate Section 14(a) of the 1934 Act and the rules and regulations promulgated thereunder.
               81.  Tesoro has no adequate remedy at law.
                               THIRD COUNTERCLAIM
                               ------------------

                  (Tortious Interference With Contract And With Prospective Contract and Business Relations)
              (Against all plaintiffs and counterclaim-defendants)
               82. Tesoro repeats and realleges each and every allegation contained in paragraphs 1 through 81 inclusive as if fully set forth herein.
               83. The Whelan Group has maliciously and intentionally attempted to interfere with Tesoro's contractual relations with Coastwide and with the Company's prospective contractual relations with Tennessee Gas in connection with the possible settlement of the Tennessee Gas litigation.

               84. As noted above, Tesoro and Coastwide have entered into an agreement pursuant to which Tesoro has agreed to acquire Coastwide. The transaction has been given federal Hart-Scott-Rodino antitrust clearance. Thus, all of the pieces are in place for the consummation of the Coastwide transaction, and, prior to the actions of the Whelan Group, it was virtually a certainty that the Coastwide transaction would be consummated.
               85.  The Whelan Group was aware, prior to filing their
     Schedule 13D and 14A statements and this lawsuit, that the consummation of the Coastwide transaction was imminent. The Whelan Group's actions in criticizing the transaction, including, on the false grounds that it will be dilative to the Company's existing stockholders, and announcing their consent solicitation, together with a business plan that envisions as its cornerstone the prompt sale of the Company's refinery business and any business or asset other than those related to E & P (which would include the business and assets acquired from Coastwide), was, upon information and belief, consciously timed and intentionally, recklessly and maliciously designed to interfere with Tesoro's agreement with Coastwide and thereby harm Tesoro.
               86. But for the actions of the Whelan Group, the Coastwide transaction would be consummated. In the event the Coastwide transaction is not completed, Tesoro will suffer damages in an undetermined amount, because the substantial benefits of the Coastwide transaction will not be realized by Tesoro and its stockholders.
               87. This is not the first time a member of the Whelan Group has attempted to interfere with Tesoro's contractual relations. As noted above, Flannery's unauthorized solicitation of Tennessee Gas in an effort to convince Tennessee Gas to settle the Tennessee Gas case by acquiring Tesoro, coupled with his publication of the false statement that he "was confident that Tesoro would prevail in its litigation with Tennessee Gas" -- at the same time that Tesoro was attempting to negotiate a settlement -- as well as his false and misleading public proclamation of victory at the 1995 Annual Meeting, interfered with Tesoro's efforts to settle that suit against Tennessee Gas. At the time of Flannery's actions, Tesoro was nearing an agreement in principle with Tennessee Gas, the Tesoro Board had authorized management to formalize that agreement, and the parties were preparing formal settlement papers. But for Flannery's solicitation and false statements, which Flannery was not justified or privileged to make, it is reasonably probable that such a settlement would have been reached on terms more favorable than the result reached by the Texas Supreme Court. Accordingly, Tesoro has been damaged in an amount to be determined at trial.

                               FOURTH COUNTERCLAIM
                               -------------------


     (Business Disparagement)
          (Against all plaintiffs and counterclaim defendants)

               88. Tesoro repeats and realleges each and every allegation contained in paragraphs 1 through 87 inclusive as if fully set forth herein.
               89. In furtherance of its plan to gain control of Tesoro from the incumbent Board and install its own designees, the Whelan Group has engaged in a campaign to smear, disparage and defame Tesoro and its management and Board of Directors. In so doing, the Whelan Group has intentionally and maliciously damaged Tesoro's business and reputation through the publication of false and misleading information regarding the Company's management, Board of Directors, business plans, strategic objectives, and the value and marketability of its assets.
               90. As detailed above, the Whelan Group has distributed numerous press releases and other materials containing statements which the Whelan Group knew or should have reasonably known were false. For example, the Whelan Goals Memo, distributed to certain Tesoro stockholders prior to and at the 1995 Tesoro Annual Meeting, contained numerous false statements as described above, including, for example, the false statement charging underreporting of Tesoro's proved reserves in the Bob West Field; the false statement that Tesoro's Alaska refinery could be sold at a reasonable price; the false promise that

     Tesoro's debt can be restructured on an economical basis; and the false criticism of Tesoro's staffing levels, which ignored reductions in staffing level implemented by management, as well as productivity gains. Press releases issued by the Whelan Group echo many of these false and disparaging statements, and included additional false statements such as, for example, improper statements regarding the outcome of the 1995 election of Tesoro directors and the conduct of Tesoro in that election.
               91. The latest examples of the Whelan Group's knowingly false and misleading statements regarding Tesoro and its management and Board of Directors are contained in the Schedule 13D and Schedule 14A statements discussed in detail above. Such statements were made by the Whelan Group knowingly, recklessly and/or negligently. They include, for example, the false statement that members of the Whelan Group had not contacted anyone regarding a possible purchase of Tesoro prior to December 26, 1995; the false promise that the Alaska refinery can be sold promptly and at a profit; the false promise that the Whelan Group's designees will be able economically to refinance Tesoro's outstanding debt; the false conclusion that the stockholders are not profiting from the company; the false statement that infusion of $32 million in capital expenditures in the refining business during 1994 appears to have had "little positive impact since the operating loss for the first nine months of 1995 exceeded the loss for all of 1994 (excluding non-recurring items)"; and the false statement that Tesoro's By-law amendments and Rights Agreement had been adopted for entrenchment purposes in order to make a consent solicitation more difficult and expensive.
               92. The Whelan Group lacked privilege or justification to make such false or misleading statements.
               93. As a result of these intentional and malicious statements by the Whelan Group, Tesoro's business reputation has been damaged in an as of yet undetermined amount.
                               FIFTH COUNTERCLAIM
                               ------------------

                    (Violation of Section 16(b) of the 1934 Act)
        (Against Whelan, Baker, Stone, Washburn and the Washburn Trusts)

               94. Tesoro repeats and realleges each and every allegation contained in paragraphs 1 through 93 inclusive as if fully set forth herein.
               95. Under Section 16(b) of the 1934 Act, 15 U.S.C. Section 78p(a), and the rules and regulations promulgated thereunder, every person who is directly or indirectly the beneficial owner of more than ten percent of any class of equity of a company must file, within ten days of becoming such a beneficial owner, a Form 3 with the SEC indicating the amount of such ownership. In addition, if the amount of holdings changes during any month, the beneficial owner must, within 10 days of the end of that month, file a Form 4 with the SEC indicating such change.
               96. For the purpose of determining status as a ten percent holder, Rule 16a-1(a)(1) promulgated by the SEC pursuant to its rulemaking authority, provides that
               Solely for the purposes of determining whether a person is a beneficial owner of more than ten percent of any class of equity securities registered pursuant to section 12 of the [1934] Act, the term "beneficial owner" shall mean any person who is deemed a beneficial owner Pursuant to section
               13(d) of the [1934] Act. . . .

               97. Once direct or indirect beneficial ownership of ten percent of a company's stock is attained, the beneficial owner becomes an "insider" subject to the short-swing profit provisions of Section 16(b), which provides in relevant Part as follows:
               (b) For the purpose of preventing the unfair use of information which may have been obtained by such beneficial owner, director or officer by reason of his relationship to the issuer, any profit realized by him from any purchase and sale, or any sale and purchase, of any equity security of such issuer (other than an exempted security) within any period of less than six months, unless such security was acquired in good faith in connection with a debt previously contracted, shall inure to and be recoverable by the issuer, irrespective of any intention on the part of such beneficial owner, director or officer in entering into such transaction of holding the security purchased or of not repurchasing the security sold for a period exceeding six months.

     Under Section 16(b), a direct or indirect beneficial owner of more than ten percent of a company's stock must account to the company for all profits realized by that beneficial owner on sales and or purchases of the company's stock during the six months after the beneficial owner attains ten percent. Such profits are recoverable by the issuer in an action at law or equity.
               98. At the latest by November 16, 1995, or earlier, Ardsley reached an agreement, arrangement or understanding with the other members of the Whelan Group pursuant to which it agreed, among other things, to consent to the Whelan Group's solicitation of shareholders. As of that date, the Whelan Group directly or indirectly was the beneficial owner for purposes of Section 16(b) of more than ten percent of the total outstanding shares of Tesoro stock. Therefore, as of that date, each member of the Whelan Group, including Whelan, became subject to the reporting and short-swing profit requirements of
     Section 16(b) of the 1934 Act. Ardsley also agreed on that day to grant an option to Whelan to purchase up to 400,000 shares of Tesoro stock at $8.25 per share, for which Whelan paid $.09 per share ($36,000 total).
               99. Despite the Whelan Group's direct or indirect beneficial ownership of ten percent of Tesoro's common Stock as of, at the latest, November 16, 1995, the Whelan Group has failed to notify the SEC as required under Section 16(a) of such ownership. Thus, the Whelan Group is in violation of Section 16(a) of the 1934 Act.
               100. Despite the fact that members of the Whelan Group are beneficial owners of more than ten percent of Tesoro stock, they have each failed to file Form 3s with the SEC. Moreover, although certain members of the Whelan Group have had changes in ownership of shares, i.e., sales and/or purchases since November 16, 1995, they have failed to file Form 4s with the SEC on or before the 10th day after the end of the month in which such sales and/or purchases took place, an additional violation of Section 16(a) of the 1934 Act.
               101. Upon information and belief, subsequent to November 16, 1995, Whelan engaged in sales and purchases of Tesoro stock, including the grant of options by Ardley on 400,000 shares of Tesoro common stock, from which Whelan has profited or will profit in the future. Specifically, Whelan entered into the following transactions involving Tesoro common stock after November 16, 1995:


     Date      Purchase or Sale   Number of Shares   Price
     ----      ----------------   ----------------   -----
     11/16/95  Purchase of option    400,000        $ 8.25

     12/14/95  Grant of Option       100,000        Received
                                                    $100,000

     12/14/95  Grant of Option       100,000        Received
                                                    $100,000

     12/14/95  Sale of 30%           100,000        Received
               interest in profits                  $100,000

     Date      Purchase or Sale   Number of Shares   Price
     ----      ----------------   ----------------   -----

     12/01/95  Purchase                1,000        $ 8 3/8
     12/07/95  Sale                    7,500        $ 8 1/2
     12/08/95  Sale                   10,500        $ 8 1/2
     12/11/95  Sale                   13,000        $ 8 1/2

     Accordingly, Whelan has achieved profits, based upon sales, purchases, and the grant and regrant of the Ardsley option, of over $300,000 as of this date.
               102. Pursuant to Section 16(b), Whelan and the members of the Whelan Group are accountable or will be accountable to Tesoro for all the profits realized in connection with purchase and sale of Tesoro stock Since November 16, 1995, and during earlier periods to the extent Ardsley was a member of the Whelan Group prior to November 16, 1995.
               WHEREFORE, defendant-counterclaimant Tesoro demands judgment as follows:
                    (a)  dismissing the Amended Complaint with prejudice;
                    (b) enjoining, preliminarily and permanently, plaintiffs and counterclaim-defendants, their directors, officers, employees, agents, and all other persons acting in concert or on behalf of plaintiffs and counterclaim defendants from
                         (1) soliciting or attempting to solicit written consents with respect to Tesoro common stock from any record or beneficial owner of Tesoro common stock prior to the 1996 Annual Meeting;
                         (2) filing or disseminating to the stockholders or the public any false or misleading Schedule 13D and Schedule 14A statements or other documents related to Tesoro or making any false or misleading statement regarding Teaoro;
                         (3)  violating in any other way Section 13(d) or
     Section 14(a) of the 1934 Act and the rules and regulations promulgated thereunder;
                         (4) taking or attempting to take any other steps in furtherance of their unlawful scheme.
                    (c) invalidating any consents received in violation of Sections 13(d) and 14(a) of the 1934 Act, and the rules and regulations promulgated thereunder;
                    (d) alternatively, in the event plaintiffs and counterclaims defendants are permitted to proceed with a consent solicitation prior to the 1995 Annual Meeting, directing plaintiffs and counterclaim-defendants to comply with the requirements of Sections 13(d) and 14(a) of the 1934 Act and the rules and regulations promulgated thereunder and to file complete and truthful Schedules 13D and 14A statements;

                    (e) with regard to the third and fourth counterclaims, awarding Tesoro compensatory damages in an amount to be determined at trial;
                    (f) with regard to the third and fourth counterclaims, awarding Tesoro punitive damages in an amount to be determined at trial;
                    (g) with regard to the fifth counterclaim, an accounting to Tesoro by The Whelan Group of all the profits gained by members of the Whelan Group through purchases and sales of Tesoro stock since at least November 16, 1995;
                    (h) with regard to the fifth counterclaim, directing plaintiffs and counterclaim-defendants to file form 4S reflecting sales and/or purchases of Tesoro stock since November 16, 1995;
                    (i) awarding Tesoro its attorneys' fees and costs of this action; and

                    (j) awarding Tesoro such other and further relief as the Court may deem just and proper.
     Dated:    January 8, 1996

                                   ------------------------------
                                        Roy R. Barrera, Sr.
                                        State Bar No. 01808000


                                   NICHOLAS & BARRERA
                                   424 E. Nueva & La Villita St.
                                   San Antonio, Texas 78205
                                   Telephone:  (210) 224-5811
                                   Telecopier: (210) 224-5890

                                   Attorneys for Defendants Tesoro
                                   Petroleum Corporation and
                                   Bruce A. Smith



     OF COUNSEL:

     Layne E. Kruse
     State Bar No. 11742550
     FULBRIGHT & JAWORSKI L.L.P.
     1301 McKinney, 45th Floor
     Houston, Texas 77010-3095
     Telephone:  (713) 651-5151
     Telecopier: (713) 651-5246

     Richard W. Reinthaler
     Lawrence Brocchini
     DEWEY BALLANTINE
     1301 Avenue of the Americas
     New York, New York 10019-6092
     Telephone: (212) 259-8000
     Telecopier: (212) 259-6333

                             CERTIFICATE OF SERVICE
                             ----------------------

          This pleading was served in compliance with Rule 5 of the Federal
     Rules of Civil Procedure on        , 1996, on the following:
                                 -------
          R. Paul Yetter                          Federal Express
                                                  ---------------
          Baker & Botta, L.L.P.
          910 Louisiana Street
          Houston, Texas 77002

          James L. Branton                        Hand Delivery
                                                  -------------
          Branton & Hall, P.C.
          711 Navarro Street
          San Antonio, Texas 78205



                                           --------------------------------
                                             Roy R. Barrera, Sr.